Exhibit 99.1

MILLS MUSIC TRUST

C/O HSBC BANKS U.S.A.

452 FIFTH AVENUE

NEW YORK, NY 10018-2706

March 31, 2016

Quarterly Distribution Report No. 205

To the holders (the “Unit Holders”) of Trust Certificates representing interests (the “Trust Units”) in Mills Music Trust (the “Trust”):

Enclosed you will find a check representing your share of a distribution by the Trust to the Unit Holders of record at the close of business on March 25, 2016.

This Quarterly Distribution Report relates to the payment received by the Trust from EMI Entertainment World Inc., attributable to the fourth quarter of 2015 (the “Q4 Distribution Period”).

The Trust received $108,150 ($.3894 per Trust Unit) for the Q4 Distribution Period (the “Q4 Payment”), as compared to $113,453 ($.4085 per Trust Unit) for the payment attributable to the fourth quarter of 2014.

After receiving the Q4 Payment, the Trust paid $48,396 to third parties in connection with invoices for services rendered to the Trust, leaving a balance of $59,754 ($.2151 per Trust Unit). This balance is being distributed to the Unit Holders of record as of the close of business on March 25, 2016.

During the twelve month period ended March 31, 2016, the Trust’s aggregate distributions will amount to $728,871 ($2.6246 per Trust Unit), as compared to $301,595 ($1.0860 per Trust Unit) during the twelve month period ended March 31, 2015.

Additional computation details are set forth in the attached report.

The information contained in this Quarterly Distribution Report will be disclosed on a Form 8-K filed with the Securities and Exchange Commission (the “SEC”). The Trust’s SEC filings are available to the public over the internet on the SEC’s web site at http://www.sec.gov.

Very truly yours,

        MILLS MUSIC TRUST

The following is a computation of amounts available for distribution and/or the payment of administrative expenses of the Trust during the three months and twelve months ended March 31, 2016 and March 31, 2015 out of payments made to the Trust in connection with a deferred contingent purchase price obligation under the asset purchase agreement, dated December 5, 1964:

	Three Months Ended March 31, 2016		Per Unit*

Gross royalty income collected by EMI for the period	$441,639

Less: Related royalty expense	213,245
Amount deducted by EMI	107,132
Adjustment for copyright renewals, etc.	13,112

	333,489

Balance as reported by EMI	$108,150

Payments received by Trust	$108,150		$.3894
Refund of over deduction of gross royalty income for prior quarters by EMI	—
Funds held for payment of expenses	—

Total	108,150		.3894
Less: Fees and expenses to Registrar-Transfer Agent and other administrative expenses	48,396		.1743

	—		—

Balance available for distribution	$59,754		$.2151

Distribution per Unit*		$.2151

*	Based on the 277,712 Trust Units outstanding.

Three Months Ended March 31, 2015		Per Unit*	Twelve Months Ended March 31, 2016		Per Unit	Twelve Months Ended March 31, 2015		Per Unit*

$512,669			$3,589,282			$2,895,688

258,232			1,699,877			1,354,302
140,984			1,113,051			862,361
—			26,316			—

399,216			2,839,241			2,216,663

$113,453			$750,038		$—	$679,024

$113,453			$750,038		2.7008	$679,024		$2.4451

—			203,706		.7335	—
—			—		—	132,146		.4758

113,453		$.4085	953,744		3.4343	811,170		2.9209

(36,362)		(.1309)	(224,873)		.8097	509,575		1.8349
—			—		—

$77,091		$.2776	$728,871		$2.6246	$301,595		$1.0860

	$.2776			$2.6246			$1.0860